SECURITIES & EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): June 11, 2003
                                                        ----------------


                             CENTRAL COAST BANCORP
             -----------------------------------------------------
            (Exact name of registrant as specified in its charter)



STATE OF CALIFORNIA                     0-25418                77-0367061
-----------------------------          ----------           ----------------
(State or other jurisdiction)         (Commission file      (I.R.S. Employer
of incorporation or organization)      number)              Identification No.)



301 Main Street, Salinas, California                            93901
--------------------------------------                         --------
(Address of Principal Executive Offices)                      (Zip Code)

Registrants telephone number including area code:          (831) 422-6642
                                                        --------------------

                                Not Applicable
         -------------------------------------------------------------
        (Former name or former address, if changed since last report).



Page 1 of 3

Item 5.  Other Events

Community Bank of Central California (the "Bank"), a subsidiary of the Registrant, reports that a hearing was held June 11, 2003, in the Monterey County Superior Court, on the Application for Writ of Mandate by the City of King related to the return from the Bank of approximately $4.4 million which the City of King alleges are general fund monies it deposited with the Bank in a certificate of deposit. As disclosed previously in the Registrant's Form 8-K Current Report filed April 11, 2003, the certificate of deposit was assigned to the Bank as collateral security for a loan in the amount of $4.4 million made by the Bank to a private real estate developer (a limited liability company) in connection with a redevelopment project undertaken by the borrower under a contract with the City of King and/or its Community Development Agency. The aggregate amount of the two loans currently outstanding and past due in respect of this project is approximately $9.0 million. The other loan made by the Bank to the developer of this project is secured by a first deed of trust on the project in the approximate amount of $4.6 million. The certificate of deposit matured on March 30, 2003 and the $4.4 million loan became due on April 3, 2003. Because the loan was not paid on the due date, the Bank considers the loan impaired under applicable accounting standards. The Bank advised the City of King of its intention to apply the proceeds of the certificate of deposit to payment of the loan.

At the hearing held June 11, 2003, the Superior Court Judge verbally ruled that there was insufficient evidence of a legislative act by the City of King and that the Mayor of the City of King therefore lacked authority to pledge or assign the certificate of deposit to the Bank. Community Bank strongly disagrees with the outcome of today's hearing. The City of King and its Community Development Agency knowingly entered into an agreement with the Bank to pledge a $4.4 million certificate of deposit.

The City of King and its Community Development Agency promised to provide financial incentive to the Bank to make a loan to the
developer of the project.   As a result of the project, the City of
King now has a brand new development including a Hartnell Community College classroom facility, a theatre, a childcare center and commercial space in the formerly blighted center of the City of King. The development will generate jobs, and tax revenue to support the City's operations for many years into the future, and will bring in other commercial development to help the City's financial position. The City of King and the Community Development Agency knew that there would be substantial economic benefits and that's the reason they were willing to commit City and redevelopment funds to support the project. The judge's ruling potentially gives the City a multimillion dollar windfall, because it has the project it wanted, plus the increased tax revenue and many other tangible and intangible benefits; and it does so possibly at the Bank's expense.

The Bank is extremely disappointed that the City of King and its Community Development Agency, after inducing the Bank to make the loan by assigning the certificate of deposit has reneged on their agreement to support the financing for the project. The City's refusal to honor its obligations to the Bank is particularly troubling in view of the City's active solicitation of the Bank as a lender on the project.

If the Judge's decision is not reversed on appeal and becomes final, the Bank could sustain the loss of the certificate of deposit as collateral security for the loan. In such event, the entire $4.4 million would likely become a charge to the Bank's allowance for loan losses because the nature and extent of other sources of recovery available to the Bank are uncertain at present. The outcome of this dispute continues to be uncertain at the present time; however, the Bank intends to vigorously defend its rights in respect of the certificate of deposit and has instructed its attorneys to take all necessary steps to initiate appeal of the decision.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       CENTRAL COAST BANCORP


Date:  June 11, 2003                By: /s/ ROBERT M. STANBERRY
                                       ----------------------------
                                       Robert M. Stanberry, CFO